Exhibit 99.1

Press Release

AMERCO Files Fiscal Year 2003 and Restated 2002 and 2001 Financial Results

RENO, Nev., Aug. 25 — AMERCO (Nasdaq: UHAEQ), the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Republic Western Insurance Company (RepWest) and Amerco Real Estate Company, with the inclusion of SAC Holding Corporations and their wholly owned subsidiaries (Combined Group) today reported its fiscal year 2003 results. In addition, the Company’s independent accountant, BDO Seidman, LLP, completed the re-audit of the Combined Group’s financial statements for the fiscal years ended March 31, 2002 and 2001. In connection with this re-audit, it was determined that it was necessary to record adjustments relating to insurance reserves for prior periods at AMERCO and its subsidiary, RepWest, as well as other adjustments. These adjustments have resulted in the restatement of the Company’s financial statements for the fiscal years ended March 31, 2002 and 2001.

	2002		2001

($ in thousands)	As Previously		As Previously
	Reported	Restated	Reported	Restated

Revenues	$2,058,506	$2,193,579	$1,882,447	$2,029,480
Net earnings (loss)	$2,721	($47,440)	$1,012	($42,110)

The major components for the restatement were related to 1) insurance and 2) equity accounting by AMERCO for the losses of Private Mini Storage Realty, L.P. The insurance-related after tax adjustments for 2002 were $45 million and for 2001 were $38 million. The Private Mini-related adjustments for 2002 were $7 million and for 2001 were $5.7 million.

The booking of insurance reserves and the equity accounting treatment of losses of Private Mini Storage Realty, L.P., do not affect the Company’s current cash flow. EBITDA is negatively impacted because the “Benefits and losses” (Item 6, Selected financial data, U-Haul International, Inc.) is treated as a current expense. The insurance reserves will have future cash flow implications when claims are paid. For more information about the restatements, refer to Note 2 to the Consolidated Financial Statements.

For fiscal year 2003, the Consolidated Group reported a loss of $25 million, or $1.83 per share. For fiscal year 2002, the reported loss was $47.4 million, or $2.87 per share.

Total revenues for fiscal year 2003 were $2.13 billion compared to $2.19 for fiscal year 2002. Growth in rental and net sales revenues in fiscal year 2003 was offset by decreases in premium, net investment and interest income.

Total expenses were $2.02 billion and $2.15 billion for fiscal years 2003 and 2002 respectively.

Management expects the Company’s first quarter fiscal year 2004 results to come in above last year’s profit of $23.8 million, but below analyst expectations.

AMERCO will hold its investor call for fiscal year 2003 and the first quarter of fiscal year 2004 on Friday, September 5, 2003, at 10:30 a.m. Pacific Time. Investors should submit questions regarding the Company’s operations to the AMERCO Investor Relations department at investorrelations@amerco.com no later than 12 p.m., Pacific Time, Wednesday, September 3, 2003. Written questions will be answered during the call. The call will broadcast over the Internet at www.amerco.com. To hear a simulcast of the call over the Internet, or a replay, visit www.amerco.com.

Certain of the statements made in this press release regarding revenues, income and general growth of our business constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995 and certain factors could cause actual results to differ materially from those projected. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to form 10-K for the fiscal year ended March 31, 2003, which has been filed with the SEC.